Exhibit 99.2

Explanation of Certain Non-GAAP Measures

This Form 8-K contains certain financial information determined by methods other than in accordance with Generally Accepted Accounting Principles (GAAP). Specifically, we have provided financial measures that are based on core earnings rather than net income. Ratios and other financial measures with the word “core” in their title were computed using core earnings rather than net income. Core earnings excludes merger, integration and restructuring expense; extraordinary income or expense; income or expense from discontinued operations; and income, expense, gains and losses that are not reflective of ongoing operations or that we do not expect to reoccur. We believe that this information is useful to both investors and to management and can aid them in understanding the Company’s current performance, performance trends and financial condition. While core earnings can be useful in evaluating current performance and projecting current trends into the future, we do not believe that core earnings are a substitute for GAAP net income. We encourage investors and others to use core earnings as a supplemental tool for analysis and not as a substitute for GAAP net income. Our non-GAAP measures may not be comparable to the non-GAAP measures of other companies. In addition, future results of operations may include nonrecurring items that would not be included in core earnings. A reconciliation from GAAP net income to the non-GAAP measure of core earnings is shown in the consolidated financial highlights below.

	Year ended June 30,
	1st Half Fiscal 2008	2007	2006	2005	2004	2003	2002	2001
	(Dollars in thousands)
GAAP Net income	$3,107	$25,624	$23,044	$18,938	$14,151	$16,692	$16,230	$6,314
Merger, integration and restructuring costs, net of tax	514	487	1,413	—	1,414	—	—	2,072
Other-than-temporary impairment of securities, net of tax	3,835	—	—	3,410	—	—	—	—
Tax-free proceeds from executive life insurance policy	—	—	—	(1,005)	—	—	—	—

Core earnings	$7,456	$26,111	$24,457	$21,343	$15,565	$16,692	$16,230	$8,386

	Quarter ended
	12/31/07	9/30/07	6/30/07	3/31/07	12/31/06	9/30/06
	(Dollars in thousands)
GAAP Net income	$(3,147)	$6,254	$5,625	$6,467	$6,530	$7,002
Merger, integration and restructuring costs, net of tax	514	—	487	—	—	—
Other-than-temporary impairment of securities, net of tax	3,835	—	—	—	—	—

Core earnings	$1,202	$6,254	$6,112	$6,467	$6,530	$7,002